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                                   EXHIBIT 5.1


January 29, 1999

International Barter Corp.
21400 International Blvd., Suite 207
Seattle, WA  98198

Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about the date of this letter ("Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, on behalf of certain shareholders of the Company ("Selling Shareholders") of (i) 1,803,800 shares of common stock, par value $.001 per share ("Common Stock") issued to them in certain private placements completed on or before September 1998; and (ii) 800,000 shares of Common Stock issuable upon exercise of the Warrants (as defined in the Registration Statement). The Common Stock offered pursuant to the Registration Statement and the Common Stock underlying the Warrants are referred herein as the "Shares."

         We understand that the Shares will be sold by the Selling Stockholders to the public as described in the Registration Statement. As your counsel in connection with the preparation and filing of this Registration Statement, we have examined the proceedings taken by you in connection with the original issuance of the Common Stock and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares upon exercise of the Warrants.

         In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that:

         1. The Shares to be offered by the Selling Stockholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

         2. The shares of Common Stock issuable upon exercise of the Warrants, when issued upon exercise of the Warrants in accordance with their terms and with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and non-assessable.

         We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" included in the Prospectus forming a part of the Registration Statement, and in any amendment or supplement thereto.

TOLLEFSEN BUSINESS LAW P.C.



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